Exhibit 99.1

Global Partners Reports Second-Quarter 2020 Financial Results

WALTHAM, Mass.--(BUSINESS WIRE)--August 6, 2020--Global Partners LP (NYSE: GLP) today reported financial results for the quarter ended June 30, 2020.

“We delivered strong results in the second quarter, reflecting the extreme contango market structure,” said Eric Slifka, the Partnership’s President and Chief Executive Officer. “Our terminal network enabled us to benefit from a dramatic shift in the forward product pricing curve in Q2, leading to a $73.5 million increase in Wholesale product margin from the same period last year. The Q2 increase sharply contrasts with the nearly $30 million decline in Wholesale segment product margin in the first quarter this year, which reflected less favorable market conditions due in part to the steepening forward curve. In our Gasoline Distribution and Station Operations (GDSO) segment, our second-quarter 2020 results benefited from higher fuel margins that more than offset a year-over-year decline in volume related to COVID-19. Business activity remains below pre-pandemic levels. In comparison with July 2019, in July 2020 retail gas volume was down mid-teens on a percentage basis and convenience store sales were down less than 10%. That said, the extent to which the COVID-19 pandemic may affect our operating results remains uncertain.

“I’m extremely proud of our entire team, which continues to provide essential products and services while ensuring the safety of our guests, customers, suppliers and one another,” Slifka said. “Our office staff has adapted to working remotely and our retail stations and terminals are fully operational.”

Financial Highlights

Net income attributable to the Partnership was $76.3 million, or $2.17 per diluted common limited partner unit, for the second quarter of 2020 compared with net income attributable to the Partnership of $14.5 million, or $0.36 per diluted common limited partner unit, for the same period of 2019.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $125.7 million in the second quarter of 2020 compared with $64.0 million in the comparable period of 2019.

Adjusted EBITDA was $126.6 million in the second quarter of 2020 versus $62.8 million in the year-earlier period.

Distributable cash flow (DCF) was $95.8 million in the second quarter of 2020 compared with $28.1 million in the same period of 2019.

Gross profit in the second quarter of 2020 was $239.9 million compared with $167.1 million in the second quarter of 2019, primarily due to more favorable market conditions in the Wholesale segment.

Combined product margin, which is gross profit adjusted for depreciation allocated to cost of sales, was $260.1 million in the second quarter of 2020 compared with $188.0 million in the second quarter of 2019.

Combined product margin, EBITDA, Adjusted EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three and six months ended June 30, 2020 and 2019.

GDSO segment product margin was $145.6 million in the second quarter of 2020 compared with $145.4 million in the same period of 2019, reflecting higher fuel margins largely offset by lower station operations product margins due primarily to the reduction in in-store traffic.

Wholesale segment product margin was $111.5 million in the second quarter of 2020 compared with $38.0 million in the same period of 2019, due to a significant recovery in the supply/demand imbalance at the end of the first quarter and resultant flattening of the forward product pricing curve.

Commercial segment product margin was $3.0 million in the second quarter of 2020 compared with $4.5 million in the second quarter of 2019, primarily reflecting a decrease in bunkering activity.

Sales were $1.5 billion in the second quarter of 2020 compared with $3.5 billion in the second quarter of 2019, due to lower volume and a decrease in prices. Wholesale segment sales were $0.8 billion in the second quarter of 2020 compared with $2.0 billion in the second quarter of 2019. GDSO segment sales were $0.6 billion in the second quarter of 2020 compared with $1.1 billion in the second quarter of 2019. Commercial segment sales were $133.0 million in the second quarter of 2020 compared with $356.8 million in the second quarter of 2019.

Volume in the second quarter of 2020 was 1.2 billion gallons compared with 1.6 billion gallons in the same period of 2019. Wholesale segment volume was 794.4 million gallons in the second quarter of 2020 compared with 1.0 billion gallons in the same period of 2019. GDSO volume was 278.6 million gallons in the second quarter of 2020 compared with 411.0 million gallons in the second quarter of 2019. Commercial segment volume was 125.2 million gallons in the second quarter of 2020 compared with 183.3 million gallons in the second quarter of 2019.

Recent Developments

  Global’s Board of Directors announced a quarterly cash distribution of $0.45875 per unit, or $1.835 per unit on an annualized basis, on all of its outstanding common units for the period from April 1 to June 30, 2020. The distribution will be paid August 14, 2020 to unitholders of record as of the close of business on August 10, 2020.

Business Outlook

“There is a continuing uncertainty surrounding the short- and long-term impact of COVID-19 to our businesses. While we believe that our integrated business model, diversified product portfolio and versatile asset base provide us with operating and financial flexibility, our performance in the quarters ahead will be affected by the extent and duration of the pandemic,” Slifka said.

Any COVID-19 related events or conditions, or other unforeseen consequences of COVID-19 could significantly adversely affect our business and financial condition and the business and financial condition of our customers, suppliers and counterparties. The ultimate extent of the impact of COVID-19 on our business, financial condition and results of operations depends in large part on future developments which are uncertain and cannot be predicted at this time. That uncertainty includes the duration (including its potential return) of the COVID-19 pandemic, the geographic regions so impacted, the extent of said impact within specific boundaries of those areas and, lastly, the impact to the local, state and national economies.

Financial Results Conference Call

Management will review the Partnership’s second-quarter 2020 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET
Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

Due to the expected high demand on our conference call provider, please plan to dial in to the call at least 20 minutes prior to the start time.

The call also will be webcast live and archived on Global’s website, https://ir.globalp.com.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels, crude oil and propane, as well as convenience store sales, gasoline station rental income and revenue generated from logistics activities when the Partnership engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring products and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items and costs associated with logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non‑GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess its business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, gasoline blendstocks, renewable fuels, crude oil and propane, and in the gasoline stations and convenience stores business, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for gains or losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for the Partnership’s limited partners since it serves as an indicator of success in providing a cash return on their investment. Distributable cash flow as defined by the Partnership’s partnership agreement is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.

Distributable cash flow as used in our partnership agreement also determines our ability to make cash distributions on our incentive distribution rights. The investment community also uses a distributable cash flow metric similar to the metric used in our partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historic level that can sustain distributions on preferred or common units or support an increase in quarterly cash distributions on common units. Our partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

With approximately 1,550 locations primarily in the Northeast, Global Partners is one of the region’s largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global Partners also owns, controls or has access to one of the largest terminal networks in New England and New York, through which it distributes gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers. In addition, Global Partners engages in the transportation of petroleum products and renewable fuels by rail from the mid-continental U.S. and Canada. Global Partners LP, a master limited partnership, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, visit www.globalp.com.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on Global Partners’ current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. All comments concerning the Partnership’s expectations for future revenues and operating results and otherwise are based on forecasts for its existing operations and do not include the potential impact of any future acquisitions. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) including, without limitation, the impact and duration of the COVID-19 pandemic, uncertainty around the timing of an economic recovery in the United States which will impact the demand for the products we sell and the services we provide, uncertainty around the impact of the COVID-19 pandemic to our counterparties and our customers and their corresponding ability to perform their obligations and/or utilize the products we sell and/or services we provide, uncertainty around the impact and duration of federal, state and municipal regulations related to the COVID-19 pandemic, and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and present expectations or projections.

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global Partners’ filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Sales	$1,469,577	$3,507,540	$4,064,670	$6,487,166
Cost of sales	1,229,630	3,340,397	3,678,985	6,163,179
Gross profit	239,947	167,143	385,685	323,987

Costs and operating expenses:
Selling, general and administrative expenses	59,017	40,968	99,940	82,058
Operating expenses	76,714	86,451	159,267	169,395
Lease exit and termination gain	-	-	-	(493)
Amortization expense	2,713	2,977	5,425	5,953
Net gain on sale and disposition of assets	(811)	(1,128)	(68)	(575)
Long-lived asset impairment	1,724	-	1,724	-
Total costs and operating expenses	139,357	129,268	266,288	256,338

Operating income	100,590	37,875	119,397	67,649

Interest expense	(21,089)	(23,066)	(42,690)	(46,022)

Income before income tax (expense) benefit	79,501	14,809	76,707	21,627

Income tax (expense) benefit	(3,528)	(438)	2,341	(462)

Net income	75,973	14,371	79,048	21,165

Net loss attributable to noncontrolling interest	289	118	490	450

Net income attributable to Global Partners LP	76,262	14,489	79,538	21,615

Less: General partner's interest in net income, including
incentive distribution rights	511	366	533	670
Less: Series A preferred limited partner interest in net income	1,682	1,682	3,364	3,364

Net income attributable to common limited partners	$74,069	$12,441	$75,641	$17,581

Basic net income per common limited partner unit (1)	$2.19	$0.37	$2.23	$0.52

Diluted net income per common limited partner unit (1)	$2.17	$0.36	$2.21	$0.51

Basic weighted average common limited partner units outstanding	33,869	33,755	33,869	33,754

Diluted weighted average limited partner units outstanding	34,204	34,286	34,248	34,259
(1) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income or losses is assumed to be allocated to the common unitholders and to the General Partner's general partner interest. Net income attributable to common limited partners is divided by the weighted average common units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$10,358	$12,042
Accounts receivable, net	232,832	413,195
Accounts receivable - affiliates	7,496	7,823
Inventories	344,026	450,482
Brokerage margin deposits	32,296	34,466
Derivative assets	48,571	4,564
Prepaid expenses and other current assets	93,397	81,940
Total current assets	768,976	1,004,512

Property and equipment, net	1,075,084	1,104,863
Right of use assets, net	282,025	296,746
Intangible assets, net	41,340	46,765
Goodwill	323,889	324,474
Other assets	30,964	31,067

Total assets	$2,522,278	$2,808,427

Liabilities and partners' equity
Current liabilities:
Accounts payable	$163,351	$373,386
Working capital revolving credit facility - current portion	41,700	148,900
Lease liability - current portion	70,622	68,160
Environmental liabilities - current portion	5,009	5,009
Trustee taxes payable	43,739	42,932
Accrued expenses and other current liabilities	94,586	102,802
Derivative liabilities	8,089	12,698
Total current liabilities	427,096	753,887

Working capital revolving credit facility - less current portion	175,000	175,000
Revolving credit facility	188,000	192,700
Senior notes	691,355	690,533
Long-term lease liability - less current portion	223,547	239,349
Environmental liabilities - less current portion	51,290	54,262
Financing obligations	147,400	148,127
Deferred tax liabilities	54,999	42,879
Other long-term liabilities	55,085	52,451
Total liabilities	2,013,772	2,349,188

Partners' equity
Global Partners LP equity	507,422	458,065
Noncontrolling interest	1,084	1,174
Total partners' equity	508,506	459,239

Total liabilities and partners' equity	$2,522,278	$2,808,427

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Reconciliation of gross profit to product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$57,779	$29,384	$66,923	$56,374
Crude oil	9,203	(798)	4,733	(7,024)
Other oils and related products	44,523	9,415	44,733	23,495
Total	111,505	38,001	116,389	72,845
Gasoline Distribution and Station Operations segment:
Gasoline distribution	96,770	87,874	204,000	175,299
Station operations	48,801	57,552	97,442	108,512
Total	145,571	145,426	301,442	283,811
Commercial segment	3,003	4,546	8,918	11,004
Combined product margin	260,079	187,973	426,749	367,660
Depreciation allocated to cost of sales	(20,132)	(20,830)	(41,064)	(43,673)
Gross profit	$239,947	$167,143	$385,685	$323,987

Reconciliation of net income to EBITDA and Adjusted EBITDA
Net income	$75,973	$14,371	$79,048	$21,165
Net loss attributable to noncontrolling interest	289	118	490	450
Net income attributable to Global Partners LP	76,262	14,489	79,538	21,615
Depreciation and amortization, excluding the impact of noncontrolling interest	24,779	25,977	50,447	53,912
Interest expense, excluding the impact of noncontrolling interest	21,089	23,066	42,690	46,022
Income tax expense (benefit)	3,528	438	(2,341)	462
EBITDA	125,658	63,970	170,334	122,011
Net gain on sale and disposition of assets	(811)	(1,128)	(68)	(575)
Long-lived asset impairment	1,724	-	1,724	-
Adjusted EBITDA	$126,571	$62,842	$171,990	$121,436

Reconciliation of net cash provided by (used in) operating activities to EBITDA and Adjusted EBITDA
Net cash provided by (used in) operating activities	$24,086	$53,545	$162,003	$(33,492)
Net changes in operating assets and liabilities and certain non-cash items	76,767	(13,069)	(32,300)	108,967
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	188	(10)	282	52
Interest expense, excluding the impact of noncontrolling interest	21,089	23,066	42,690	46,022
Income tax expense (benefit)	3,528	438	(2,341)	462
EBITDA	125,658	63,970	170,334	122,011
Net gain on sale and disposition of assets	(811)	(1,128)	(68)	(575)
Long-lived asset impairment	1,724	-	1,724	-
Adjusted EBITDA	$126,571	$62,842	$171,990	$121,436

Reconciliation of net income to distributable cash flow
Net income	$75,973	$14,371	$79,048	$21,165
Net loss attributable to noncontrolling interest	289	118	490	450
Net income attributable to Global Partners LP	76,262	14,489	79,538	21,615
Depreciation and amortization, excluding the impact of noncontrolling interest	24,779	25,977	50,447	53,912
Amortization of deferred financing fees and senior notes discount	1,306	1,600	2,567	3,327
Amortization of routine bank refinancing fees	(985)	(890)	(1,925)	(1,912)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(5,546)	(13,060)	(12,826)	(21,066)
Distributable cash flow (1)(2)	95,816	28,116	117,801	55,876
Distributions to Series A preferred unitholders (3)	(1,682)	(1,682)	(3,364)	(3,364)
Distributable cash flow after distributions to Series A preferred unitholders	$94,134	$26,434	$114,437	$52,512

Reconciliation of net cash provided by (used in) operating activities to distributable cash flow
Net cash provided by (used in) operating activities	$24,086	$53,545	$162,003	$(33,492)
Net changes in operating assets and liabilities and certain non-cash items	76,767	(13,069)	(32,300)	108,967
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	188	(10)	282	52
Amortization of deferred financing fees and senior notes discount	1,306	1,600	2,567	3,327
Amortization of routine bank refinancing fees	(985)	(890)	(1,925)	(1,912)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(5,546)	(13,060)	(12,826)	(21,066)
Distributable cash flow (1)(2)	95,816	28,116	117,801	55,876
Distributions to Series A preferred unitholders (3)	(1,682)	(1,682)	(3,364)	(3,364)
Distributable cash flow after distributions to Series A preferred unitholders	$94,134	$26,434	$114,437	$52,512
(1)	As defined by the Partnership's partnership agreement, distributable cash flow is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.
(2)	Distributable cash flow includes a net gain on sale and disposition of assets of $0.8 million and $1.1 million for the three months ended June 30, 2020 and 2019, respectively, and $0.1 million and $0.6 million for the six months ended June 30, 2020 and 2019, respectively. Distributable cash flow for each of the three and six months ended June 30, 2020 includes a $1.7 million long-lived asset impairment charge. Excluding the net gain on sale and disposition of assets and the impairment charge, distributable cash flow would have been $96.7 million and $27.0 million for the three months ended June 30, 2020 and 2019, respectively, and $119.4 million and $55.3 million for the six months ended June 30, 2020.
(3)	Distributions to Series A preferred unitholders represent the distributions payable to the preferred unitholders during the period. Distributions on the Series A Preferred Units are cumulative and payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Contacts

Daphne H. Foster
Chief Financial Officer
Global Partners LP
(781) 894-8800

Edward J. Faneuil
Executive Vice President, General Counsel and Secretary
Global Partners LP
(781) 894-8800